Exhibit 99.1

WD-40 Company Reports Second Quarter 2016 Financial Results

~ Foreign currency exchange rate fluctuations continue to have unfavorable impact on reported net sales results ~

 ~ Management strengthens previously issued earnings guidance ~

SAN DIEGO – April 7, 2016 ― WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its second fiscal quarter ended February 29, 2016.

Financial Highlights and Summary

•

Total net sales for the second quarter were $94.6 million, a decrease of 3 percent compared to the prior year fiscal quarter. Year-to-date total net sales were $187.1 million,  a decrease of 3 percent compared to the prior year fiscal period.

•

Translation of the Company’s foreign subsidiary results to U.S. dollars had an unfavorable impact on sales for the current quarter and year-to-date.  On a constant currency basis total net sales would have been $97.5 million for the second quarter and $193.8 million year-to-date.

•

Net income for the second quarter was $13.7 million, an increase of 21 percent compared to the prior year fiscal quarter. Year-to-date net income was $25.7 million, an increase of 16 percent from the prior year fiscal period.

•

Diluted earnings per share were $0.94 in the second quarter, compared to $0.76 per share for the prior year fiscal quarter. Year-to-date diluted earnings per share were $1.77 compared to $1.49 in the prior year fiscal period.

•

Gross margin was 55.4 percent in the second quarter compared to 52.6 percent in the prior year fiscal quarter.  Year-to-date gross margin was 55.5 percent compared to 52.1 percent in the prior year fiscal period.

•

Selling, general and administrative expenses were up 5 percent in the second quarter to $28.7 million when compared to the prior year fiscal quarter.  Year-to-date selling, general and administrative expenses were up 3 percent to $56.5 million compared to the prior year fiscal period.

•

Advertising and sales promotion expenses were down 9 percent in the second quarter to $5.0 million compared to prior year fiscal quarter.  Year-to-date advertising and sales promotion expenses were down 6 percent to $10.7 million compared to the prior year fiscal period.

“Our second quarter results are a true reflection of the diversity of our business across geographies, trade channels and economies,” said Garry Ridge, WD-40 Company’s president and chief executive officer. “Foreign currency exchange rate fluctuations continue to negatively impact our reported sales.  When we compare sales to last fiscal year’s second quarter our European markets, in particular, continue to be heavily impacted by the weakening of the euro against the pound sterling as well as the strength of the U.S. dollar. On a more positive note, WD-40 Specialist® grew 20 percent globally during the second quarter and I continue to expect it will provide the Company with many long-term growth opportunities.”

“Looking forward to the second half of our fiscal year, I believe we are in a good position to finish the year strong.  As long as we continue to execute our strategic initiatives and stay focused, our hard working tribe will deliver a solid finish to fiscal year 2016, continued Ridge.”

Net Sales by Product Group (in thousands):

	Three Months Ended			Six Months Ended
	February 29,	February 28,	%	February 29,	February 28,	%
	2016	2015	Change	2016	2015	Change
Maintenance products	$84,641	$86,589	(2)%	$166,882	$171,493	(3)%
Homecare and cleaning products	9,909	10,742	(8)%	20,190	22,191	(9)%
Total	$94,550	$97,331	(3)%	$187,072	$193,684	(3)%

•

Net sales of maintenance products, which are considered the primary growth focus for the Company, decreased 2 percent in the second fiscal quarter when compared to the prior fiscal year period.  The decline in the second quarter was driven primarily by the unfavorable impact of foreign currency exchange rates, particularly in EMEA, as well as unstable market conditions in Russia and the timing of customer orders in the Company’s Asian distributor markets.

•

Net sales of homecare and cleaning products decreased 8 percent in the second quarter when compared to the prior fiscal year period. The homecare and cleaning products, particularly those in the U.S., are considered harvest brands providing healthy profit returns to the Company and are becoming a smaller part of the business as net sales of multi-purpose maintenance products grow per the execution of the Company’s strategic initiatives.

Net Sales by Segment (in thousands):

	Three Months Ended			Six Months Ended
	February 29,	February 28,	%	February 29,	February 28,	%
	2016	2015	Change	2016	2015	Change
Americas	$45,542	$44,702	2%	$89,954	$89,475	1%
EMEA	35,626	38,679	(8)%	67,712	73,270	(8)%
Asia-Pacific	13,382	13,950	(4)%	29,406	30,939	(5)%
Total	$94,550	$97,331	(3)%	$187,072	$193,684	(3)%

•	Net sales by segment as a percent of total net sales for the second quarter were as follows: for the Americas, 48 percent; for EMEA, 38 percent; and for Asia-Pacific, 14 percent.
•

The increase in sales in the Americas in the second quarter was primarily driven by a higher level of promotional activities which resulted in strong growth of WD-40 Multi-Use Product in Latin America and the WD-40 Specialist product line in the United States.  This growth was partially offset by sales declines in Canada which were attributable to the unfavorable impact of foreign currency exchange rate changes and unstable market conditions in the industrial channel in Western Canada.

•

The decrease in sales in EMEA in the second quarter was primarily driven by unfavorable impacts of foreign currency exchange rates, mainly in the Company’s euro-based direct markets, as well as decreased sales in the Company’s distributor markets in Eastern Europe due to unstable market conditions in Russia.  On a constant currency basis EMEA sales for the second quarter would have decreased by $1.2 million or 3 percent compared to the prior fiscal year period.

•

The decrease in sales in Asia-Pacific in the second quarter was primarily driven by unfavorable impacts of foreign currency exchange rates, as well as the timing of customer orders in the Company’s Asian distributor markets. On a constant currency basis Asia-Pacific sales for the second quarter would have increased by $0.2 million or 1% compared to the prior fiscal year period.

Dividend and Share Repurchase

As previously announced, WD-40 Company’s board of directors declared on Tuesday, March 22, 2016 a quarterly dividend of $0.42 per share payable April 29, 2016 to stockholders of record at the close of business on April 15, 2016.

On October 14, 2014 the board of directors approved a share repurchase plan. The plan became effective at the beginning of the third quarter of fiscal year 2015. Under the plan, the Company is authorized to acquire up to $75.0 million of its outstanding shares through August 31, 2016. The timing and the amount of any repurchases of common stock will be determined by management based on its evaluation of market conditions and other factors. During the period from March 1, 2015 through February 29, 2016, the Company repurchased 347,582 shares at a total cost of $30.8 million under this $75.0 million plan.

Revised Fiscal Year 2016 Guidance

The Company’s updated guidance for fiscal year 2016 is as follows:

•	Net sales growth is projected to be between 2 and 4 percent with net sales expected to be between $385 million and $394 million.
•	Gross margin for the full year is expected to be around 55 percent.
•	Advertising and promotion investments are projected to be between 6.0 percent and 6.5 percent of net sales.
•	Net income is projected to be between $49.0 million and $50.0 million.
•	Diluted earnings per share is expected to be between $3.40 and $3.47 based on an estimated 14.4 million weighted average shares outstanding.

This guidance does not include any future acquisitions or divestitures and assumes that foreign currency exchange rates and crude oil prices will remain close to current levels for the remainder of the fiscal year.

Webcast Information
As previously announced, WD-40 Company management will host a live webcast at approximately 5:00 p.m. ET / 2:00 p.m. PT today to discuss these results. Other forward-looking and material information may also be discussed during this call.  Please visit http://investor.wd40company.com for more information and to view supporting materials.

About WD-40 Company

WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world. The Company markets its maintenance products and homecare and cleaning products under the following well-known brands: WD-40®, 3-IN-ONE®, GT85®, X-14®, 2000 Flushes®, Carpet Fresh®, no vac®, Spot Shot®, 1001®, Lava® and Solvol®.

Headquartered in San Diego, WD-40 Company recorded net sales of $378 million in fiscal year 2015 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.

Forward-Looking Statements

Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information.  These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements.

Our forward-looking statements include, but are not limited to, discussions about future financial and operating results, including:  growth expectations for maintenance products; expected levels of promotional and advertising spending; plans for and success of product innovation, the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; and forecasted foreign currency exchange rates and commodity prices.  Our forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may,” “aim,” “anticipate,” “estimate” and similar expressions.

The Company's expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company's expectations, beliefs or forecasts will be achieved or accomplished.

Actual events or results may differ materially from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I―Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015, and in the Company’s Quarterly Report on Form 10-Q for the period ended February 29, 2016 which the Company expects to file with the SEC on April 7, 2016.

All forward-looking statements included in this press release should be considered in the context of these risks. All forward-looking statements speak only as of April 7, 2016, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Table Notes and General Definitions

(1)

The Company markets maintenance products under the WD-40®, GT85® and 3-IN-ONE® brand names. Currently included in the WD-40 brand are the WD-40 Multi-Use Product and the WD-40 Specialist® and WD-40 BIKE® product lines.

(2)

The Company markets the following homecare and cleaning brands:  X-14® mildew stain remover and automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and no  vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers and Lava® and Solvol® heavy-duty hand cleaners.

(3)	The Americas segment consists of the U.S., Canada and Latin America.
(4)	The EMEA segment consists of countries in Europe, the Middle East, Africa and India.
(5)	The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(6)

Constant currency represents the translation of the current quarter and year-to-date results from the functional currencies of the Company’s subsidiaries to U.S. dollars using the exchange rate in effect for the corresponding periods of the prior fiscal year.

WD-40 COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	February 29,	August 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$42,310	$53,896
Short-term investments	51,235	48,603
Trade and other accounts receivable, less allowance for doubtful accounts of $446 and $491 at February 29, 2016
and August 31, 2015, respectively	70,821	58,750
Inventories	36,072	32,052
Current deferred tax assets, net	6,947	5,824
Other current assets	7,012	6,127
Total current assets	214,397	205,252
Property and equipment, net	11,221	11,376
Goodwill	95,903	96,409
Other intangible assets, net	20,914	22,961
Other assets	2,812	3,259
Total assets	$345,247	$339,257
-
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$17,469	$17,128
Accrued liabilities	17,192	15,200
Accrued payroll and related expenses	11,410	13,357
Revolving credit facility, current	4,541	-
Income taxes payable	3,213	2,287
Total current liabilities	53,825	47,972
Revolving credit facility	118,000	108,000
Long-term deferred tax liabilities, net	24,419	23,145
Other long-term liabilities	2,350	2,282
Total liabilities	198,594	181,399

Commitments and Contingencies

Shareholders' equity:
Common stock ― authorized 36,000,000 shares, $0.001 par value;
19,602,908 and 19,546,888 shares issued at February 29, 2016 and
August 31, 2015, respectively; and 14,344,971 and 14,450,490 shares
outstanding at February 29, 2016 and August 31, 2015, respectively	20	20
Additional paid-in capital	143,512	141,651
Retained earnings	274,823	260,683
Accumulated other comprehensive income (loss)	(20,806)	(8,722)
Common stock held in treasury, at cost ― 5,257,937 and 5,096,398
shares at February 29, 2016 and August 31, 2015, respectively	(250,896)	(235,774)
Total shareholders' equity	146,653	157,858
Total liabilities and shareholders' equity	$345,247	$339,257

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	February 29,	February 28,	February 29,	February 28,
	2016	2015	2016	2015

Net sales	$94,550	$97,331	$187,072	$193,684
Cost of products sold	42,188	46,098	83,302	92,750
Gross profit	52,362	51,233	103,770	100,934

Operating expenses:
Selling, general and administrative	28,692	27,360	56,540	54,784
Advertising and sales promotion	5,017	5,485	10,677	11,400
Amortization of definite-lived intangible assets	747	757	1,502	1,526
Total operating expenses	34,456	33,602	68,719	67,710

Income from operations	17,906	17,631	35,051	33,224

Other income (expense):
Interest income	183	178	331	312
Interest expense	(417)	(275)	(789)	(569)
Other income (expense), net	1,320	(1,443)	1,269	(1,341)
Income before income taxes	18,992	16,091	35,862	31,626
Provision for income taxes	5,323	4,758	10,131	9,507
Net income	$13,669	$11,333	$25,731	$22,119

Earnings per common share:
Basic	$0.95	$0.77	$1.78	$1.50
Diluted	$0.94	$0.76	$1.77	$1.49

Shares used in per share calculations:
Basic	14,386	14,636	14,395	14,652
Diluted	14,429	14,703	14,445	14,720
Dividends declared per common share	$0.42	$0.38	$0.80	$0.72

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Six Months Ended
	February 29,	February 28,
	2016	2015
Operating activities:
Net income	$25,731	$22,119
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	3,311	3,247
Net gains on sales and disposals of property and equipment	(15)	(31)
Deferred income taxes	(407)	(1,046)
Excess tax benefits from settlements of stock-based equity awards	(1,544)	(587)
Stock-based compensation	1,889	1,636
Unrealized foreign currency exchange (gains) losses, net	(1,116)	1,745
Provision for bad debts	97	209
Changes in assets and liabilities:
Trade and other accounts receivable	(14,828)	(12,602)
Inventories	(4,858)	(408)
Other assets	(660)	2,332
Accounts payable and accrued liabilities	3,199	4,501
Accrued payroll and related expenses	(3,948)	(8,037)
Income taxes payable	3,346	318
Other long-term liabilities	84	100
Net cash provided by operating activities	10,281	13,496

Investing activities:
Purchases of property and equipment	(2,155)	(2,833)
Proceeds from sales of property and equipment	92	250
Acquisition of business	-	(3,705)
Purchases of short-term investments	(11,829)	(1,831)
Maturities of short-term investments	4,278	1,673
Net cash used in investing activities	(9,614)	(6,446)

Financing activities:
Treasury stock purchases	(15,122)	(14,551)
Dividends paid	(11,591)	(10,606)
Proceeds from issuance of common stock	708	856
Excess tax benefits from settlements of stock-based equity awards	1,544	587
Net proceeds from revolving credit facility	14,541	5,000
Net cash used in financing activities	(9,920)	(18,714)
Effect of exchange rate changes on cash and cash equivalents	(2,333)	(2,438)
Net decrease in cash and cash equivalents	(11,586)	(14,102)
Cash and cash equivalents at beginning of period	53,896	57,803
Cash and cash equivalents at end of period	$42,310	$43,701